Exhibit 99.1

Kroger Reports Third Quarter Results

Q3 EPS of $0.41; ID Sales Up 0.1% Without Fuel
 Expects Slightly Positive ID Sales in Q4
Expects GAAP EPS of $2.03 to $2.08, Adjusted EPS of $2.10 to $2.15 for 2016
Affirms 8 — 11% Long-Term EPS Growth Target

Third Quarter 2016 Highlights

•                  Total households and loyal households grew as deflationary environment continued

•                  Tonnage and market share improved

•                  Offering ClickList and ExpressLane online ordering services in 550+ locations

CINCINNATI, December 1, 2016 — The Kroger Co. (NYSE: KR) today reported net earnings of $391 million, or $0.41 per diluted share, and identical supermarket sales growth, without fuel, of 0.1% in the third quarter of 2016, which ended on November 5. Net earnings in the same period last year were $428 million, or $0.43 per diluted share.

Comments from Chairman and CEO Rodney McMullen

“I am proud of our associates for continuing to connect with our customers in a difficult operating environment. Deflation persisted as we expected during the quarter. We are firmly focused on our long-term strategy of improving our connection with customers and associates, and continue working on process changes to lower costs. We don’t change our strategy based on quarterly swings in results. We remain committed to delivering on our long-term earnings per share growth rate guidance.”

Details of Third Quarter 2016 Results

Total sales increased 5.9% to $26.6 billion in the third quarter compared to $25.1 billion for the same period last year. Total sales, excluding fuel, increased 7.1% in the third quarter compared to the same period last year. Total supermarket sales, excluding fuel and Roundy’s, increased 1.6% in the third quarter compared to the same period last year.

Gross margin was 22.2% of sales for the third quarter. Excluding fuel, Roundy’s, and LIFO, gross margin decreased 5 basis points from the same period last year.

Kroger recorded an $8 million LIFO credit during the third quarter, compared to a $9 million LIFO charge in the same quarter last year.

Total operating expenses — excluding fuel, Roundy’s and an $80 million contribution to the UFCW Consolidated Pension Plan in the third quarter of 2015 — increased 19 basis points as a percent of sales compared to the prior year; of which 15 basis points were related to depreciation due to increases in the capital program.

FIFO operating margin on a rolling four quarters basis decreased 12 basis points compared to the prior year, with the following exclusions: fuel, Roundy’s, the second quarter 2016 restructuring of certain multi-employer pension obligations, the 2015 and 2014 contributions to the UFCW Consolidated Pension Plan, and the fourth quarter 2014 contribution to The Kroger Co. Foundation.

Financial Strategy

Kroger’s long-term financial strategy is to use its financial flexibility to drive growth while also returning capital to shareholders.

The company’s net total debt to adjusted EBITDA ratio increased to 2.35 in the third quarter, compared to 1.99 during the same period last year (see Table 5). This result is due to the mergers with ModernHEALTH and Roundy’s, Inc. At year end, Kroger expects net total debt to adjusted EBITDA to be near the high end of the company’s targeted range of 2.00 to 2.20. Over the last four quarters, Kroger has used cash to:

•                  Repurchase $1.4 billion in common shares,

•                  Pay $418 million in dividends,

•                  Invest $3.8 billion in capital,

•                  Merge with Roundy’s, Inc. for $866 million, and

•                  Merge with ModernHEALTH for approximately $390 million.

Return on invested capital, excluding Roundy’s, was 13.63% for the third quarter, compared to 14.16% for the third quarter of 2015 (see Table 7).

Fiscal 2016 Guidance

Kroger narrowed its net earnings guidance range to $2.03 to $2.08 per diluted share for 2016. The previous guidance range was $2.03 to $2.13. Kroger’s adjusted net earnings guidance range per diluted share for 2016 is $2.10 to $2.15, which excludes the $0.07 charge from the company’s commitment to restructure certain multi-employer pension obligations in the second quarter. The previous adjusted guidance range was $2.10 to $2.20.

For the fourth quarter of 2016, Kroger expects slightly positive identical supermarket sales growth, excluding fuel.

The company’s expected capital investments — excluding mergers, acquisitions and purchases of leased facilities — is $3.6 to $3.9 billion for the year.

Fiscal 2017

The company is completing its business plan process for 2017 and will provide specific 2017 guidance in March. Kroger anticipates both positive identical supermarket sales and net earnings per diluted share growth, excluding the 53rd week. Net earnings growth will likely be below the low end of the company’s 8 - 11% net earnings per diluted share long-term growth rate guidance.

Kroger expects the operating environment in the first half of 2017 to be similar to today. The second half of 2017 should show improvement as the company cycles the current environment.

Over the long term, Kroger is committed to achieving a net earnings per diluted share growth rate of 8 — 11%, plus a growing dividend.

Every day, the Kroger Family of Companies makes a difference in the lives of eight and a half million customers and 431,000 associates who shop or serve in 2,796 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Kroger and its subsidiaries operate an expanding ClickList offering — a personalized, order online, pick up at the store service — in addition to 2,253 pharmacies, 787 convenience stores, 324 fine jewelry stores, 1,439 supermarket fuel centers and 38 food production plants in the United States. Kroger is recognized as one of America’s most generous companies for its support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding Roundy’s due to the merger with Roundy’s affecting its comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “anticipate,” “believe,” “guidance,” “plans,” “committed,”

“goal,” “will,” “should,” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter and Roundy’s.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on December 1, 2016 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) Thursday, December 1, 2016.

3rd Quarter 2016 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Contacts: Media: Keith Dailey (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2016		2015		2016		2015

SALES	$26,557	100.0%	$25,075	100.0%	$87,726	100.0%	$83,665	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	20,653	77.8	19,478	77.7	68,019	77.5	65,303	78.1
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,443	16.7	4,169	16.6	14,695	16.8	13,591	16.2
RENT	199	0.8	172	0.7	666	0.8	542	0.7
DEPRECIATION AND AMORTIZATION	549	2.1	484	1.9	1,768	2.0	1,581	1.9

OPERATING PROFIT	713	2.7	772	3.1	2,578	2.9	2,648	3.2

INTEREST EXPENSE	124	0.5	107	0.4	396	0.5	369	0.4

NET EARNINGS BEFORE INCOME TAX EXPENSE	589	2.2	665	2.7	2,182	2.5	2,279	2.7

INCOME TAX EXPENSE	206	0.8	238	1.0	727	0.8	795	1.0

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	383	1.4	427	1.7	1,455	1.7	1,484	1.8

NET (LOSS) EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(8)	—	(1)	—	(14)	—	4	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$391	1.5%	$428	1.7%	$1,469	1.7%	$1,480	1.8%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.41		$0.44		$1.54		$1.52

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	940		965		946		966

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.41		$0.43		$1.52		$1.50

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	953		979		962		980

DIVIDENDS DECLARED PER COMMON SHARE	$0.120		$0.105		$0.345		$0.303

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)

A LIFO credit of $(8) and a charge of $9 were recorded in the third quarters of 2016 and 2015, respectively. For the year to date period, LIFO charges of $19 and $58 were recorded for 2016 and 2015, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 5,	November 7,
	2016	2015

ASSETS
Current Assets
Cash	$362	$274
Temporary cash investments	12	—
Store deposits in-transit	1,043	962
Receivables	1,488	1,253
Inventories	6,976	6,324
Prepaid and other current assets	522	464

Total current assets	10,403	9,277

Property, plant and equipment, net	20,966	18,926
Intangibles, net	1,164	734
Goodwill	3,035	2,310
Other assets	939	660

Total Assets	$36,507	$31,907

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$3,019	$2,295
Trade accounts payable	6,310	5,866
Accrued salaries and wages	1,153	1,287
Deferred income taxes	221	286
Other current liabilities	3,421	3,218

Total current liabilities	14,124	12,952

Long-term debt including obligations under capital leases and financing obligations	10,817	8,964
Deferred income taxes	1,759	1,096
Pension and postretirement benefit obligations	1,381	1,458
Other long-term liabilities	1,796	1,192

Total Liabilities	29,877	25,662

Shareowners’ equity	6,630	6,245

Total Liabilities and Shareowners’ Equity	$36,507	$31,907

Total common shares outstanding at end of period	934	966
Total diluted shares year-to-date	962	980

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,455	$1,484
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,768	1,581
LIFO charge	19	58
Stock-based employee compensation	110	130
Expense for Company-sponsored pension plans	62	79
Deferred income taxes	5	(149)
Other	(27)	67
Changes in operating assets and liabilities, net of effects from mergers of businesses:
Store deposits in-transit	(120)	26
Receivables	48	1
Inventories	(798)	(693)
Prepaid and other current assets	219	242
Trade accounts payable	509	814
Accrued expenses	(144)	240
Income taxes receivable and payable	267	45
Other	83	(80)

Net cash provided by operating activities	3,456	3,845

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(3,025)	(2,532)
Proceeds from sale of assets	114	34
Payments for mergers	(401)	—
Other	39	(82)

Net cash used by investing activities	(3,273)	(2,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,785	58
Payments on long-term debt	(1,332)	(547)
Net borrowings on commercial paper	1,200	100
Dividends paid	(316)	(283)
Excess tax benefits on stock-based awards	—	83
Proceeds from issuance of capital stock	51	94
Treasury stock purchases	(1,401)	(659)
Investment in the remaining equity of a noncontrolling interest	—	(26)
Other	(73)	(79)

Net cash used by financing activities	(86)	(1,259)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	97	6

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	277	268
END OF QUARTER	$374	$274

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(3,025)	$(2,532)
Payments for lease buyouts	5	16
Changes in construction-in-progress payables	14	(42)
Total capital investments, excluding lease buyouts	$(3,006)	$(2,558)

Disclosure of cash flow information:
Cash paid during the year for interest	$410	$397
Cash paid during the year for income taxes	$450	$864

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.  These results include Roundy’s sales for stores that are identical as if they were part of Kroger in the prior year.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2016	2015	2016	2015

INCLUDING FUEL CENTERS	$23,526	$23,584	$78,776	$78,835
EXCLUDING FUEL CENTERS	$20,960	$20,937	$70,519	$69,480

INCLUDING FUEL CENTERS	-0.2%	1.0%	-0.1%	0.9%
EXCLUDING FUEL CENTERS	0.1%	5.4%	1.5%	5.5%

(a)                  Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 5,	November 7,
	2016	2015	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$3,019	$2,295	$724
Long-term debt including obligations under capital leases and financing obligations	10,817	8,964	1,853

Total debt	$13,836	$11,259	$2,577

Less: Temporary cash investments	12	—	12

Net total debt	$13,824	$11,259	$2,565

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	November 5,	November 7,
	2016	2015

Net earnings attributable to The Kroger Co.	$2,028	$1,998
LIFO (credit) charge	(11)	67
Depreciation and amortization	2,276	2,048
Interest expense	509	484
Income tax expense	977	1,069
Adjustments for pension plan agreements	111	—
Other	(11)	(6)

Adjusted EBITDA	$5,879	$5,660

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	2.35	1.99

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented. In 2016, these items included charges related to the restructuring of certain pension obligations.  In 2015, The Kroger Co. did not have any adjustment items.

	THIRD QUARTER		YEAR-TO-DATE
	2016	2015	2016	2015

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$391	$428	$1,469	$1,480

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	71	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$391	$428	$1,540	$1,480

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.41	$0.43	$1.52	$1.50

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	—	—	0.07	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.41	$0.43	$1.59	$1.50

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	953	979	962	980

(a)         The amounts presented represent the after-tax effect of each adjustment.

(b)         The pre-tax adjustments for the pension plan agreements were $111.

(c)        The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended November 5, 2016 and November 7, 2015.  The November 5, 2016 calculation of return on invested capital excludes the financial position and results for the Roundy’s transaction.

	Rolling Four Quarters Ended
	November 5,	November 7,
	2016	2015
Return on Invested Capital
Numerator (a)
Operating profit	$3,506	$3,560
LIFO (credit) charge	(11)	67
Depreciation and amortization	2,276	2,048
Rent	847	704
Adjustments for pension plan agreements	111	—
Other	(125)	—

Adjusted operating profit	$6,604	$6,379

Denominator (b)
Average total assets	$34,207	$31,034
Average taxes receivable (c)	(68)	(15)
Average LIFO reserve (d)	1,297	1,269
Average accumulated depreciation and amortization	18,582	17,080
Average trade accounts payable	(6,088)	(5,633)
Average accrued salaries and wages	(1,220)	(1,241)
Average other current liabilities (e)	(3,300)	(3,086)
Adjustment for Roundy’s transaction (f)	(1,746)	—
Rent * 8 (g)	6,776	5,632

Average invested capital	$48,440	$45,040

Return on Invested Capital	13.63%	14.16%

(a)         Represents results for the rolling four quarters for the periods noted.

(b)         Represents the average of amounts at the beginning and end of the rolling four quarters periods presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.

(f)           Adjustment to remove the assets and liabilities recorded as of November 5, 2016 for the Roundy’s transaction.

(g)          The factor of eight estimates the hypothetical capitalization of our operating leases.